CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 77 to the Registration Statement on Form N-1A of Renaissance Capital Greenwich Funds and to the use of our report dated November 27, 2019 on the financial statements and financial highlights of the Renaissance IPO ETF, and Renaissance International IPO ETF, each a series of shares of Renaissance Capital Greenwich Funds. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 28, 2020